As filed with the Securities and Exchange Commission on November 17, 2003

Registration No. 333-110118

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Net2Phone, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4813	22-3559037
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

520 Broad Street
Newark, New Jersey 07102
(973) 438-3111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Greenberg
Chief Executive Officer
Net2Phone, Inc.
520 Broad Street
Newark, New Jersey 07102
(973) 438-3111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service, should be sent to:

Bruce D. Shoulson, Esq.	Mark Selinger, Esq.	James J. Junewicz, Esq.
General Counsel	McDermott, Will and Emery	Mayer, Brown, Rowe
Net2Phone, Inc.	50 Rockefeller Plaza	and Maw LLP
520 Broad Street	New York, New York 10020	190 S. LaSalle Street
Newark, New Jersey 07102	(212) 547-5400	Chicago, Illinois 60603
(973) 438-3111		(312) 782-0600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.01 per share	14,575,000	(1)	$82,260,000	$6,654.84(2)

(1)	Of the 14,575,000 shares being registered, 13,000,000 were included in the initial filing and 1,575,000 were included in Amendment No. 1. The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Pursuant to Rule 457(c), the registration fee has been calculated (1) for purposes of the 1,300,000 shares included in the initial filing, based on the average of the high and low sale price per share of the Net2Phone common stock on the Nasdaq National Market on October 27, 2003 of $5.625 and (2) for the 1,575,000 shares included in Amendment No. 1, based on the average of the high and low sale price per share of the Net2Phone common stock on the Nasdaq National Market on October 31, 2003 of $5.80.

(2)	Previously paid.

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section  8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on the date the Securities and Exchange Commission, acting pursuant to said Section  8(a), may determine.

Back to Contents

EXPLANATORY NOTE

     This Amendment No. 2 to Form S-3 is being filed solely for the purpose of filing certain exhibits to the Registration Statement. Accordingly, this filing consists solely of the filing cover page, Part II of the Registration Statement, the signature pages to the Registration Statement and the exhibits filed with this Registration Statement. The prospectus and financial statements previously filed that are part of this Registration Statement remain unchanged and are not included in this Amendment No. 2.

Back to Contents

Prospectus

Part II
Information not required in prospectus

Item 14. Other expenses of issuance and distribution

The following table sets forth all expenses (other than underwriting discounts and commissions) payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee, and the Nasdaq National Market additional share listing fee.

SEC Registration Fee	$6,655
NASD Filing Fee	13,500
Nasdaq Stock Market Additional Share Listing Fee	22,500
Printing and Engraving Expenses	77,000
Accounting Fees and Expenses	115,000
Legal Fees and Expenses	300,000
Miscellaneous	200,000
Total	$734,655

Net2Phone will bear all expenses shown above.

Item 15. Indemnification of directors and officers

General Corporation Law

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably

Back to Contents

believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation and By-Laws

Our Certificate of Incorporation and By-laws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Item 16. Exhibits

1.1	Form of Underwriting Agreement.*

5.1	Opinion of Counsel.*

23.1	Consent of Ernst & Young LLP, Independent Auditors.**

23.3	Consent of Counsel (included in Exhibit 5.1).*

24.1	Powers of Attorney (included in Part II to the Registration Statement).

*   Filed herewith.
** Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Back to Contents

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Back to Contents

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in Newark, New Jersey on November 17, 2003.

NET2PHONE, INC.

By:	/s/ Bruce D. Shoulson
Bruce D. Shoulson
General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates

* Stephen M. Greenberg	Chief Executive Officer (Principal Executive Officer and Director)	November 17, 2003

* Arthur Dubroff	Chief Financial Officer (Principal Financial and Accounting Officer)	November 17, 2003

* Howard Jonas	Chairman of the Board	November 17, 2003

* Stephen Brown	Director	November 17, 2003

* James A. Courter	Director	November 17, 2003

* James Mellor	Director	November 17, 2003

* Joyce Mason	Director	November 17, 2003

* Daniel H. Schulman	Director	November 17, 2003

* Stephen Goldsmith	Director	November 17, 2003

* Anthony G. Werner	Director	November 17, 2003

* Harry C. McPherson	Director	November 17, 2003

Back to Content

* Jesse King	Director	November 17, 2003

* Michael Weiss	Director	November 17, 2003

* Marc J. Oppenheimer	Director	November 17, 2003

*/s/ Bruce D. Shoulson
Bruce D. Shoulson
Attorney-in-Fact